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                                                                     Exhibit 8.2

                                                                  March 24, 2000


Terra Nova (Bermuda) Holdings Ltd.
Richmond House
12 Par-La-Ville Road
Hamilton HM 08, Bermuda

Ladies and Gentlemen:

     We have acted as counsel to Terra Nova (Bermuda) Holdings Ltd., a Bermuda company ("Terra Nova"), in connection with: the proposed scheme of arrangement (the "Scheme") whereby the shareholders of Terra Nova will have their Terra Nova Class A ordinary shares and Class B ordinary shares canceled and will receive common shares of Markel Holdings Inc., a Virginia corporation ("Markel Holdings"), cash and contingent value rights; the issuance of Class A ordinary shares of Terra Nova to Markel Holdings; and the merger (the "Merger") of Markel Holdings Sub Ltd. ("Merger Sub"), a Virginia corporation and a wholly-owned subsidiary of Markel Holdings, with and into Markel Corporation, a Virginia corporation (collectively, the "Transactions"), in each case pursuant to the Agreement and Plan of Merger and Scheme of Arrangement between Markel Corporation and Terra Nova dated as of August 15, 1999, as amended (the "Agreement").

     In so acting, we have participated in the preparation of the Agreement and the preparation and filing with the Securities and Exchange Commission of the Registration Statements on Form S-4, Registration Nos. 333-88609 and 333-96243, as filed by Holdings with the Securities and Exchange Commission (the "SEC"), as amended (the "Registration Statement"). For purposes of this opinion, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations set forth in the Agreement and the Registration Statement, (ii) that the Transactions will be consummated in the manner described in the Agreement and the Registration Statement and (iii) that the representations made to us by Markel Corporation, Markel Holdings, and Terra Nova in their respective letters to us, dated as of the date hereof, and delivered to us for purposes of this opinion are accurate and complete. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

     Subject to the assumptions, qualifications and limitations set forth herein, we are of the following opinion:
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Terra Nova (Holdings) Bermuda Ltd.             2                  March 24, 2000


   The Merger together with the Scheme, when integrated will be treated for United States federal income tax purposes as a transaction described in
   Section 351 of the Internal Revenue Code of 1986, as amended.

     The foregoing opinion does not address all of the U.S. federal income tax consequences of the Transactions. In addition, we express no opinion as to the U.S. federal, state, local, foreign or other tax consequences of the Transactions other than as set forth above. Further there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service ("IRS") or, if challenged, by a court.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time, possibly with retroactive effect. A change in the applicable authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation or assumption on which our opinion is based that becomes untrue or incorrect.

     This letter is furnished to you solely for use in connection with the Transactions, as described in the Agreement and the Registration Statement, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission.

     We hereby consent to the filing of this opinion as Exhibit 8.2 to Post-Effective Amendment No. 2 to Holdings' Registration Statement on Form S-4 (Registration No. 333-88609) and Post-Effective Amendment No. 1 to Holdings' Registration Statement on Form S-4 (Registration No. 333-96243) and to the use of the name of our firm therein and under the heading "The Transactions - Material U.S. Federal Tax Consequences" in the prospectus which forms a part of the Registration Statement. We do not admit by giving this consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations promulgated thereunder by the SEC.

                                                Very truly yours,
                                                /s/ Debevoise & Plimpton